Exhibit 99

FOR IMMEDIATE RELEASE	April 30, 2003

Baltimore, Maryland

Summary:	Eddie Brown and Anthony Deering Elected Directors of Mercantile Bankshares Corporation

Edward J. Kelly III, Chairman and Chief Executive Officer of Mercantile Bankshares Corporation (Nasdaq: MRBK) today announced the election of Eddie C. Brown and Anthony W. Deering to the Boards of Directors of both Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company.

Mr. Brown is President of Brown Capital Management, a firm he founded in 1983. Under his leadership the company has become a leading investment management firm. Mr. Brown is actively engaged in a variety of business, civic and philanthropic activities, including a program begun earlier this year by him and his family designed to prepare minority middle-school students for success.

Mr. Deering is Chairman and Chief Executive Officer of The Rouse Company. A native of Maryland, he has been with Rouse since 1972 serving previously as its Vice President/Treasurer, Senior Vice President/Chief Financial Officer and President/Chief Operating Officer. In addition to his extensive business activities, Mr. Deering’s community involvement includes past and present board positions with a number of Baltimore’s civic, arts and educational institutions.

“I am delighted to welcome two such distinguished individuals to the board,” said Mr. Kelly. “We will all benefit from their counsel and advice.”

Mercantile Bankshares Corporation, with assets in excess of $11 billion, is a multibank holding company headquartered in Baltimore. It has 16 banking affiliates in Maryland, one banking affiliate in Delaware and three in Virginia. Additional information is available at www.mercantile.com.

Contacts:
David E. Borowy	Janice M. Davis
Investor Relations	Corporate Communications
410-347-8361	410-237-5971